UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2019

SHIFTPIXY, INC.
(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Venture, Suite 150, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

888-798-9100

(Registrant's telephone number, including area code)

Commission File No. 001-37954

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The Company has informed its convertible note holders that it will cease honoring conversion requests of the 2018 Notes and 2019 Notes forcing a voluntary default of these instruments. The Company believes that the conversions demanded and subsequent sales of the Company’s common stock by the 2018 Holders and 2019 Holders has put extraordinary pressure on the Company’s stock price, which has led to listing deficiency notices from the staff of the Listing Qualification Department (the “Staff”) of the NASDAQ Stock Market LLC (“NASDAQ”).

The Company is pursuing a renegotiation and amendment of these instruments with the 2018 Holders and 2019 Holders in an effort to avoid litigation. The Company is requesting to amend the terms of the 2018 Notes and 2019 Notes to remove the conversion features and revise the cash amortization schedule to be more in alignment with the Company’s improving cash flow, among other items. There are no assurances that the negotiations will be successful in amending the 2018 Notes and the 2019 Notes and removing the events of default against the Company, or if amendments are negotiated to remove the events of default, that any amendments will occur on terms that are satisfactory to the Company or its shareholders.

As previously reported, on June 4, 2018, ShiftPixy, Inc. (the “Company”) completed a private placement (the “June 2018 Private Placement”) of $10 million in principal amount of 8% Senior Secured Convertible Notes (the “June 2018 Notes”) and warrants (the “June 2018 Warrants”) to purchase 1,004,016 shares of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) to institutional investors (the “2018 Holders”). The Notes and Warrants were issued pursuant to a Securities Purchase Agreement, dated June 4, 2018 (the “June 2018 Purchase Agreement”), by and among the Company and the 2018 Holders. The Company and the 2018 Holders also executed a Registration Rights Agreement, dated June 4, 2018, requiring registration of the securities issued in the Private Placement (the “Registration Rights Agreement”). The June 2018 Private Placement resulted in gross proceeds of $9 million before fees and other expenses associated with the transaction. The proceeds were used primarily for mobile application development and support, working capital and general corporate purposes.

On December 20, 2018, the Company and the 2018 Holders entered into a Limited Settlement Agreement (the “Settlement Agreement”) which resolved a dispute between the Company and the 2018 Holders relating to a technical default by the Company in failing to meet deadlines set forth in the Registration Rights Agreement for filing a registration statement and for having the registration statement declared effective by the Securities and Exchange Commission (the “SEC”). Pursuant to the terms of the Settlement Agreement, the Company issued new 8% Senior Secured Convertible Notes in the principal amount of $888,888 (the “December 2018 Notes”), increasing the total amount due to the 2018 Holders to $10,888,888. The December 2018 Notes have identical terms to the June 2018 Notes (collectively, the “2018 Notes”).

On March 12, 2019, the Company completed a private placement (the “March 2019 Private Placement”) of $4.75 million in principal amount of Senior Convertible Notes (the “March 2019 Notes”) and warrants (the “March 2019 Warrants”) to purchase 2,840,909 shares of the Company’s common stock, $0.0001 par value per share, to four out of the five 2018 Holders (the “2019 Holders”). The March 2019 Notes and March 2019 Warrants were issued pursuant to a Securities Purchase Agreement, dated March 11, 2019 (the “March 2019 Purchase Agreement”), by and among the Company and the 2019 Holders. The March 2019 Private Placement resulted in gross proceeds of $3.75 million before fees and other expenses associated with the transaction. The proceeds are being used primarily for working capital and general corporate purposes.

On June 7, 2019, and June 10, 2019, the Company received notices from two of the 2018 Holders that the Company was in default due to missed principal and interest payments due under the terms of the 2018 Notes.

Under the terms of the 2018 Notes, an event of default occurs if there is “any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages and other amounts owing to a holder on any note, as and when the same shall become due and payable (whether on a conversion date , optional redemption date, mandatory redemption date or the maturity date or by acceleration or otherwise), which default, solely in the case of the interest payment or other default under clause (B) above, is not cured within 3 trading days.” As a result of the specified default, the 2018 Notes held by the non-default declaring 2018 Holders as well as the March 2019 Notes are also in default as a result of the cross-default provisions in the Notes.

As a consequence of the default, all of the outstanding principal amount of the 2018 Notes and 2019 Notes, “plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder’s election, immediately due and payable in cash at the Mandatory Default Amount” as defined in the Notes. Commencing five days after the occurrence of any event of default that results in the eventual acceleration of these Notes, the interest rate on the Notes begins to accrue at an interest equal to the lesser of 18% per annum or the maximum rate permitted under applicable law. The current balances due under the June 2018 Notes, December 2018 Notes and the March 2019 Notes are approximately $1.5 million, $0.8 million, and $4.5 million respectively for a total of $6.8 million.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

SHIFTPIXY, INC.

Date: June 27, 2019	By:	/s/ Patrice H. Launay
Patrice Launay
Chief Financial Officer

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